Exhibit 99.1

Calithera Biosciences Reports Fourth Quarter and Full Year 2014 Financial Results and Recent Highlights

Calithera to Host Conference Call Today at 4:30pm Eastern Time

SOUTH SAN FRANCISCO, Calif., March 26, 2015 (GLOBE NEWSWIRE) — Calithera Biosciences, Inc. (Nasdaq: CALA), a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer, announced today its financial results for the fiscal fourth quarter and year ended December 31, 2014. As of December 31, 2014, cash and cash equivalents totaled $102.0 million.

“In 2014, Calithera’s successful IPO significantly strengthened our cash position, providing a strong financial base from which to fund our first-in-class clinical programs in tumor metabolism and immuno-oncology. Our lead molecule CB-839, a first-in-class glutaminase inhibitor, entered clinical development, and two additional programs were in-licensed to broaden our oncology pipeline and solidify our leadership,” said Susan Molineaux, PhD, President and Chief Executive Officer of Calithera. “We look to forward to multiple scientific presentations at medical meetings and interim phase I data in 2015. Clinical updates from our phase I program dosing CB-839 as a monotherapy are expected in the second quarter of 2015, and interim data from the phase I combination cohorts are expected late 2015 and early 2016. In addition, we plan to present five preclinical data presentations at the American Association of Cancer Research in April, including two oral presentations by our scientists and our collaborators.”

Fourth Quarter 2014 and Recent Highlights

•	Successful completion of initial public offering. In October 2014, Calithera raised net proceeds of $71.6 million.

•	Continued execution of phase I program for CB-839. In 2014, three phase I clinical trials were initiated with CB-839 in solid tumors and hematological malignancies, with 61 patients enrolled as of January 2015, across the three trials. A twice a day dose for expansion cohorts has been selected based on pharmacodynamic data, and all three trials continue to enroll.

•	Preclinical findings in multiple myeloma presented at the American Society of Hematology. In December 2014, Calithera presented preclinical data that could ultimately direct development of CB-839 in multiple myeloma, including potential biomarkers and preclinical synergy studies.

•	Enhanced immuno-oncology program with exclusive license to arginase inhibitors. In December 2014, Calithera enhanced its immuno-oncology program with a portfolio or arginase inhibitors, discovered as part of Mars Symbioscience’s cocoa flavanol research program.

•	Presented novel pharmacodynamic assay at the San Antonio Breast Cancer Symposium. In December 2014, Calithera demonstrated glutaminase inhibition using a novel pharmacodynamic assay in patient post dose biopsy samples.

•	Licensed additional research program in tumor metabolism. In March 2015, Calithera gained exclusive rights to hexokinase II inhibitors from TransTech Pharma. Hexokinase II is the first enzyme in the pathway that enables cancer cells to convert glucose to energy and building blocks that feed cancer cell growth.

•	Augmented Board of Directors and management team. In December 2014, Calithera appointed H. Ward Wolff to the company’s Board of Directors, where he chairs the Company’s Audit Committee. In January 2015, Calithera appointed Dr. Keith Orford, M.D. Ph.D., as Vice President of Clinical Development.

Selected Fourth Quarter and Year-end 2014 Financial Results

Cash and cash equivalents totaled $102.0 million at December 31, 2014. In October 2014, Calithera raised net proceeds of $71.6 million in its initial public offering.

Research and development expenses for the full year 2014 were $16.4 million, compared with $9.9 million in the prior year. The increase of $6.5 million in 2014 was primarily attributed to higher expenses associated with the continued advancement of CB-839, the Company’s first-in-class glutaminase inhibitor, in phase 1 clinical trials and investments in the Company’s arginase inhibitors program. In December 2014, the Company signed an exclusive global license agreement with Mars Symbioscience granting Calithera rights to research, develop and commercialize Mars Symbioscience’s portfolio of arginase inhibitors. Research and development expenses for the fourth quarter of 2014 were $5.0 million, compared to $3.1 million for the same period last year.

General and administrative expenses for the full year 2014 were $5.4 million, compared with $2.5 million in the prior year. The increase of $2.9 million in 2014 was primarily due to higher employment related expenses, including stock based compensation expense, and professional service fees relating to the Calithera’s costs associated with operating as a publicly traded company. General and administrative expenses for the fourth quarter of 2014 were $1.9 million, compared to $1.0 million for the same period last year.

Loss from operations for the three months and year end ended December 31, 2014 was $6.8 million and $21.7 million, respectively.

Financial Guidance for 2015

Calithera expects that its cash, cash equivalents and investments will be at least $65 million at the end of 2015, exclusive of any license milestone payments or funds arising from any additional new collaborations or partnerships, equity financings or other new sources.

Conference Call Information

Calithera will host an update conference call today, March 26th at 4:30 p.m. Eastern Time. The call can be accessed by dialing (855) 783-2599 (domestic) or (631) 485-4877 (international), and reference to conference ID 5476007. To access the live audio webcast or the subsequent archived recording, visit the Investors section of the Calithera website at www.calithera.com. The webcast will be recorded and available for replay on the company’s website for 30 days.

About Calithera

Calithera Biosciences, Inc. is a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer. Calithera’s lead product candidate, CB-839, is currently being evaluated in three Phase 1 clinical trials in solid and hematological cancers. Calithera is headquartered in South San Francisco, California. For more information about Calithera, please visit www.calithera.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to Calithera’s ability fund its clinical programs, Calithera’s receipt of clinical data from its clinical trials, and Calithera’s cash balance at the end of 2015. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The potential product candidates that Calithera develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Calithera’s stock price. Additional information concerning these and other risk factors affecting Calithera’s business can be found in Calithera’s Quarterly Report on Form 10-Q for the period ended September 30, 2014 and other periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Calithera disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Calithera Biosciences, Inc.

Selected Statements of Operations Financial Data

(in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$4,972	$3,096	$16,367	$9,900
General and administrative	1,866	992	5,354	2,478

Total operating expenses	6,838	4,088	21,721	12,378

Loss from operations	(6,838)	(4,088)	(21,721)	(12,378)
Other income	5	1	9	1

Net loss and comprehensive loss	$(6,833)	$(4,087)	$(21,712)	$(12,377)

Calithera Biosciences, Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	December 31,
	2014	2013
Balance Sheet Data:
Cash and cash equivalents	$101,969	$33,820
Working capital	99,742	32,825
Total assets	104,770	34,844
Total liabilities	4,404	1,375
Accumulated deficit	(51,854)	(30,142)
Total stockholders’ equity (deficit)	100,366	(20,813)

Contact:

Jennifer McNealey

ir@Calithera.com

650-870-1071

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